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Exhibit 99.4

ITEM 1. Business

        On February 9, 2005, Adolph Coors Company merged with Molson Inc. ("Molson"). In connection with the merger (the "Merger"), Adolph Coors Company became the parent of the merged company and changed its name to Molson Coors Brewing Company. Unless otherwise noted in this report, any description of us includes Molson Coors Brewing Company (MCBC) (formerly Adolph Coors Company), principally a holding company, its operating subsidiaries, Coors Brewing Company (CBC), operating in the United States (U.S.); Coors Brewers Limited (CBL), operating in the United Kingdom (U.K.); and our other corporate entities.

        Unless otherwise indicated, information in this report excludes Molson operating in Canada and Brazil, and is presented in U.S. Dollars (USD).

(a)   General Development of Business

Global Expansion

        Since our founding in 1873, we have been committed to producing the highest-quality beers. Our portfolio of brands is designed to appeal to a wide range of consumer tastes, styles and price preferences. Until our acquisition of CBL in February 2002, we operated and sold our beverages predominately in North America and in select international markets. The CBL acquisition expanded our international presence to include significant operations in the United Kingdom. As a result of the Merger, and the addition of significant operations in Canada and Brazil, we are now the fifth-largest brewer by volume in the world.

Molson Inc.

        Molson is Canada's largest brewer and one of the world's leading brewers of quality beer, ranking fourteenth in the world as measured by volume, before the Merger. Molson sells its beer in Canada, Brazil and the United States. Molson has five breweries in Canada and eight breweries in Brazil and distributes over 75 owned or licensed brands of beer.

        The Merger was effected by the exchange of Coors stock for Molson stock in a transaction that is valued at approximately $3.6 billion. Coors is considered the accounting acquirer, although the transaction is viewed as a merger of equals by the two companies. The transaction is discussed in Notes 2 and 20 to the accompanying Consolidated Financial Statements in Item 8. Molson's business and historical results are discussed at length in the definitive proxy, dated December 9, 2004 and supplemented on January 19, 2005, that are on file with the SEC and available on its EDGAR database.

Joint Ventures and Other Arrangements

        To focus on our core competencies in manufacturing, marketing and selling malt beverage products, we have entered into joint venture type arrangements with third parties over the past decade to leverage their strengths in areas like can and bottle manufacturing, transportation, packaging, engineering, energy production and information technology. Prior to the Merger, we participated in joint ventures with Molson to market Coors products in Canada (Coors Canada), and Molson products in the United States (Molson USA).

Our Products

        We own or license all of our trademarks for all of our brands. Brands sold primarily in the United States, its territories and Canada include: Coors Light®, Coors®, Coors® Non-Alcoholic, Extra Gold®, Zima XXX®, Aspen Edge™, George Killian's® Irish Red™ Lager, Keystone®, Keystone Light®, Keystone Ice®, Blue Moon™ Belgian White Ale and Mexicali®. We also sell the Molson family of brands in the United States through a joint venture. Brands sold primarily through CBL include:

Carling®, Coors Fine Light Beer®, Worthingtons®, Caffrey's®, Reef®, Screamers™ and Stones®. We also sell Grolsch® in the United Kingdom through a joint venture. With the Merger, we will add the Molson® family of brands and key brands in Canada, including Molson Canadian®, Molson Dry®, Molson Export®, Rickard's Red Ale®, and others in Brazil, including A Marca Bavaria™, Kaiser® and Bavaria® to our portfolio.

        In the United Kingdom, in addition to supplying our own brands, we sell other beverage companies' products to our on-premise customers to provide them with a full range of products for their retail outlets. These factored brand sales are included in our financial results, increasing our net sales and cost of goods sold, but the related volume is not included in our reported sales volumes.

(b)   Financial Information About Segments

        Our reporting segments have been realigned as a result of the Merger and are categorized into four operating segments: United States, Europe, Canada and Brazil. These segments are managed by separate operating teams, and each segment consists of manufacturing, marketing and sale of beer and other beverage products.

        See Item 8, Financial Statements and Supplementary Data (Exhibit 99.7 of this Form 8-K), for financial information relating to our segments and operations, including geographic information.

(c)   Narrative Description of Business

        Some of the following statements may describe our expectations of future products and business plans, financial results, performance and events. Actual results may differ materially from these forward-looking statements. Please see Item 7, Management's Discussion and Analysis—Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, for factors that may negatively impact our performance. The following statements are expressly made, subject to those and other risk factors.

        We sold approximately 67.5% of our 2004 reported volume in the United States segment and 32.5% in the Europe segment. In 2004, Coors Light accounted for about 51% of reported volume and Carling for approximately 22%.

        Our sales volume totaled 32.7 million barrels in 2004 and 2003 and 31.8 million barrels in 2002. The barrel sales figures for each year do not include barrel sales of our products sold in Canada or the United States through our joint ventures with Molson. An additional 1.6 million, 1.5 million and 1.4 million barrels of beer were sold by Molson Coors Canada in 2004, 2003 and 2002, respectively. Our Molson USA venture sold 0.8, 0.9 and 0.9 million barrels in 2004, 2003 and 2002, respectively. These volumes will be included in barrel sales for reporting periods following the Merger on February 9, 2005. Our sales volumes also do not include the CBL factored brands business. See Item 7, Management's Discussion and Analysis, for a discussion of volume changes.

        No single customer accounted for more than 10% of our consolidated or segmented sales in 2004, 2003 or 2002.

United States Segment

        The United States (U.S.) business produces, markets, and sells the Coors portfolio of brands in the U.S. and its territories, including the results of the Rocky Mountain Metal Corporation (RMMC) and Rocky Mountain Bottle Corporation (RMBC) joint ventures consolidated in 2004 under FIN 46R, and the sale of Molson products in the United States. The U.S. segment also includes a small amount of Coors brand volume that is sold outside of the United States and its territories, including primarily Mexico, and the Caribbean.

Sales and Distribution

United States

        In the U.S., beer is generally distributed through a three-tier system consisting of manufacturers, distributors and retailers. A national network of 529 independent distributors purchases our products and distributes them to retail accounts. We also own three distributorships that handled less than 2% of our total domestic volume in 2004.

Puerto Rico and the Caribbean

        In Puerto Rico, we market and sell Coors Light through an independent distributor. A team of our employees manages the marketing and promotional efforts in this market, where Coors Light is the number-one brand. We also sell our products in a number of other Caribbean markets.

Mexico

        During the second quarter of 2004, Cerveceria Cuauhtemoc Moctezuma, S.A. de C.V., a subsidiary of FEMSA Cerveza, became the sole and exclusive importer, marketer, seller and distributor of Coors Light in Mexico.

Manufacturing, Production and Packaging in the United States

Brewing Raw Materials

        We use the highest-quality water, barley and hops to brew our products. We have acquired water rights to provide for long-term strategic growth and to sustain brewing operations in case of a prolonged drought. We buy barley under long-term contracts from a network of independent farmers located in five regions in the western United States.

Brewing and Packaging Facilities

        We have three domestic production facilities and one small brewery located in Mexico. We own and operate the world's largest single-site brewery located in Golden, Colorado. In addition, we have a packaging and brewing facility in Memphis, Tennessee, and a packaging facility located in the Shenandoah Valley in Virginia. We brew Coors Light, Coors, Extra Gold, Killian's and the Keystone brands in Golden, and package about 60% of the beer brewed in Golden. The remainder is shipped in bulk from the Golden brewery to either our Memphis or Shenandoah facility for packaging. We recently announced plans to add brewing capability to our Virginia facility and to close our Memphis facility by the end of 2006. We also plan to sell our small brewery located in Mexico.

Packaging Materials

Aluminum Cans

        Approximately 60% of our domestic products were packaged in aluminum cans in 2004. A substantial portion of those cans were purchased from RMMC, our joint venture with Ball Corporation (Ball). In addition to our supply agreement with RMMC, we also have commercial supply agreements with Ball and other third-party can manufacturers to purchase cans and ends in excess of what is supplied through RMMC.

Glass Bottles

        We used glass bottles for approximately 29% of our products in 2004. RMBC, our joint venture with Owens-Brockway Glass Container, Inc. (Owens), produces glass bottles at our glass manufacturing facility. On July 29, 2003, we extended our joint venture with Owens for 12 years, as well as a supply agreement with Owens for the glass bottles we require in excess of joint venture production.

Other Packaging

        Most of the remaining 11% of volume we sold in 2004 was packaged in quarter and half-barrel stainless steel kegs.

        We purchase most of our paperboard and label packaging from a subsidiary of Graphic Packaging Corporation (GPC), a related party. These products include paperboard, multi-can pack wrappers, bottle labels and other secondary packaging supplies.

Seasonality of the Business

        Our U.S. sales volumes are normally lowest in the first and fourth quarters and highest in the second and third quarters.

Competitive Conditions

Known Trends and Competitive Conditions

        Industry and competitive information in this section and elsewhere in this report was compiled from various industry sources, including beverage analyst reports (Beer Marketer's Insights, Impact Databank and The Beer Institute). While management believes that these sources are reliable, we cannot guarantee the accuracy of these numbers and estimates.

2004 United States Beer Industry Overview

        The beer industry in the U.S. is extremely competitive, with three major brewers controlling about 79% of the market. Growing or even maintaining market share has required increasing investments in marketing and sales efforts. U.S. beer industry shipments had an annual growth rate during the past 10 years of less than 1%. The industry's pricing environment continued to be positive in 2004, with price increases on specific brands and packages in select markets.

        The beer market in Puerto Rico had extraordinary growth in the "70s and "80s. Since then, the market has experienced periodic growth and decline cycles. This market has traditionally been split between local brewers, U.S. imports, and other imports. Coors Light is the market leader in Puerto Rico with approximately half the market.

Our Competitive Position

        Our malt beverages compete with numerous above-premium, premium, low-calorie, low-carbohydrate, popular-priced, non-alcoholic and imported brands. These competing brands are produced by national, regional, local and international brewers. We compete most directly with Anheuser-Busch and SABMiller, the dominant beer companies in the U.S. industry. According to Beer Marketer's Insights estimates, we are the nation's third-largest brewer, selling approximately 10.3% of the total 2004 U.S. brewing industry shipments (including exports and U.S. shipments of imports). This compares to Anheuser-Busch's 50.2% share and SAB's 18.3% share.

Europe Segment

        The Europe segment consists of our production and sale of the CBL brands principally in the United Kingdom, our joint venture arrangement for the production and distribution of Grolsch in the United Kingdom and Republic of Ireland (consolidated under FIN46R in 2004) and factored brand sales (beverage brands owned by other companies but sold and delivered to retail by us), and our joint venture arrangement with Exel Logistics for the physical distribution of products throughout Great Britain (Tradeteam).

        CBL has headquarters in Burton-on-Trent, England, and is the United Kingdom's second-largest beer company with unit volume sales of approximately 10.5 million U.S. barrels in 2004. CBL has an approximate 20.9% share of the U.K. beer market, Western Europe's second-largest market. Sales are primarily in England and Wales, with the Carling brand (a mainstream lager) representing approximately three quarters of CBL's total beer volume.

Sales and Distribution

United Kingdom

        Over the past three decades, volumes have shifted from the on-trade channel, where products are consumed "on-premise," to the off-trade channel, also referred to as the "take-home" market. Unlike the United States, where manufacturers are generally not permitted to distribute beer directly to retail, the large majority of our beer in the United Kingdom is sold directly to retailers.

        Distribution activities for CBL are conducted by Tradeteam, which operates a system of satellite warehouses and a transportation fleet. Tradeteam also manages the transportation of certain raw materials, such as malt, to the CBL breweries.

Asia

        We have small developing markets in Japan, China and Taiwan, which are managed by the Europe segment's management team. The Japanese business is currently focused on the Zima and Coors brands and we sell Coors Light in Taiwan. We sell Coors Light and Coors in China.

On-trade

        The on-trade channel accounted for approximately 63% of our U.K. sales volumes in 2004. The installation and maintenance of draught beer dispense equipment in the on-trade channel is generally the responsibility of the brewer in the United Kingdom. CBL owns equipment used to dispense beer from kegs to consumers. This includes beer lines, line cooling, taps and countermounts.

        Similar to other U.K. brewers, CBL has traditionally used loans to secure supply relationships with customers in the on-trade market. Loans have been granted at below-market rates of interest, with the outlet purchasing beer at lower-than-average discount levels to compensate. We reclassify a portion of sales revenue to interest income to reflect the economic substance of these loans.

Off-trade

        The off-trade channel accounted for approximately 37% of our U.K. sales volume in 2004, up 1.3 percentage points from 2003. The off-trade market includes sales to supermarket chains, convenience stores, liquor store chains, distributors and wholesalers.

Manufacturing, Production and Packaging

Brewing Raw Materials

        We use the highest-quality water, barley and hops to brew our products. For agricultural crops such as barley and hops, we place forward contracts to ensure we have availability of the volume and varieties we require. Because we are a global brewer, we have access to many suppliers and sources of raw materials. Due to our global status, we believe we have sufficient access to raw materials to meet our quality and production requirements.

Brewing and Packaging Facilities

        We operate three breweries in the United Kingdom. The Burton-on-Trent brewery, located in the Midlands, is the largest brewery in the United Kingdom. Other smaller breweries are located in Tadcaster and Alton.

Packaging Materials

Kegs

        We used kegs and casks for approximately 57% of our U.K. product in 2004. The high volume packaged in kegs and casks contrasts with the United States business, and reflects a higher percentage of product sold on-premise.

Cans

        Approximately 34% of our products were packaged in cans in 2004. Virtually all of our cans were purchased through supply contracts with Ball.

Other Packaging

        The remaining 9% of our product is primarily packaged in glass bottles purchased through supply contracts with third-party suppliers.

Seasonality of Business

        In Great Britain, the beer industry is subject to seasonal sales fluctuation primarily influenced by holiday periods, weather and by certain major televised sporting events. There is a peak during the summer and during the Christmas and New Year period. The holiday peak is most pronounced in the off-trade channel. Consequently, our largest quarters are the third and fourth quarters, and the smallest are the first and second.

Competitive Conditions

2004 U.K. Beer Industry Overview

        Beer consumption in the United Kingdom has been in long-term decline since 1980, falling by an average of 0.6% per annum. However, volume has been more stable since 2001. The longer-term decline has been mainly attributable to the on-trade channel, where volumes are now approximately 40% lower than in 1980. Over the same period, off-trade volume has increased by approximately 200%.

        This trend is expected to continue and has been influenced by a number of factors, including the increasing price difference between beer in the on-and off-trade channels and changes in consumers' lifestyles. These trends continued in 2004 with off-trade market growth of 3.5% and a decline in the on-trade market of 2.5%.

        There has also been a steady trend toward lager at the expense of ales, driven predominantly by the leading mainstream and premium lager brands. In 1980, lagers accounted for 31% of beer sales, and in 2004 lagers accounted for over 71%, up from 70% in 2003. While lager volume has been growing, ales, including stouts, have declined during this period, and this trend has accelerated in the last few years. The leading beer brands are generally growing at a faster rate than the market. The top 10 brands now represent approximately 64% of the total market, compared to only 32% in 1994.

Our Competitive Position

        Our beers and flavored alcohol beverages compete not only with similar products from competitors, but also with other alcohol beverages, including wines and spirits. With the exception of stout, where we do not have our own brand, our brand portfolio gives us strong representation in all major beer categories. Our strength in the growing lager sector with Carling, Grolsch and Coors Fine Light Beer positions us well to take advantage of the continuing trend to lagers.

        Our principal competitors are Scottish Courage Ltd., Interbrew U.K. Ltd. and Carlsberg U.K. Ltd. We are the United Kingdom's second-largest brewer, with an approximate 21% market share (excluding factored brands sales), based on AC Nielsen information. This compares to Scottish Courage Ltd.'s share of 25%, Interbrew U.K. Ltd.'s 19% share and Carlsberg U.K. Ltd.'s 14% share. Our core brands—Carling, Grolsch and Coors Fine Light Beer—all increased their product sector share in 2004.

Canada Segment

        Prior to the Merger, the Canada segment consisted of our 50.1% interest in the Coors Canada partnership through which the Coors Light business in Canada was conducted. The partnership contracted with Molson for the brewing, distribution and sale of our products. Coors Canada managed all marketing activities for our products in Canada. In connection with the Merger, Coors Canada was dissolved into the Canadian business. Coors Light currently has a 9% market share, and is the largest-selling light beer and the third-best selling beer brand overall in Canada.

        Following the Merger, our Canada segment consists primarily of Molson's beer business including the production and sale of the Molson brands, principally in Canada, our joint venture arrangements related to the distribution of beer in Ontario and the Western provinces, Brewers Retail, Inc. (BRI) (consolidated under FIN46R), and Brewers Distribution Limited (BDL); and the Coors Light business in Canada.

        Over the past several years, the Canadian beer industry volume has been effectively flat with growth of less than 1% again in 2004. The industry's pricing environment continued to be positive in 2004, but lower priced discount beers gained both volume and share in 2004.

Brazil Segment

        Following the Merger, the Brazil segment consists of our production and sale of the Kaiser and Bavaria brands in Brazil.

Global Intellectual Property

        We own trademarks on the majority of the brands we produce and have licenses for the remainder. We also hold several patents on innovative processes related to product formula, can making, can decorating and certain other technical operations. These patents have expiration dates ranging through 2021. These expirations are not expected to have a significant impact on our business.

Regulation

United States

        Our business in the United States and its territories is highly regulated by federal, state and local governments. These regulations govern many parts of our operations, including brewing, marketing and advertising, transportation, distributor relationships, sales and environmental issues. To operate our facilities, we must obtain and maintain numerous permits, licenses and approvals from various governmental agencies, including the U.S. Treasury Department; Alcohol and Tobacco Tax and Trade

Bureau; the U.S. Department of Agriculture; the U.S. Food and Drug Administration; state alcohol regulatory agencies as well as state and federal environmental agencies.

        Governmental entities also levy taxes and may require bonds to ensure compliance with applicable laws and regulations. U.S. federal excise taxes on malt beverages are currently $18.00 per barrel. State excise taxes also are levied at rates that ranged in 2004 from a high of $28.52 per barrel in Hawaii to a low of $0.62 per barrel in Wyoming.

Europe

        In the United Kingdom, regulations apply to many parts of our operations and products, including brewing, food safety, labeling and packaging, marketing and advertising, environmental, health and safety, employment, and data protection regulations. To operate our breweries and carry on business in the United Kingdom, we must obtain and maintain numerous permits and licenses from local Licensing Justices and governmental bodies, including HM Customs & Excise; the Office of Fair Trading; the Data Protection Commissioner and the Environment Agency.

        The U.K. government levies excise taxes on all alcohol beverages at varying rates depending on the type of product and its alcohol content by volume. In 2004, we incurred approximately $1.11 billion in excise taxes on gross revenues of approximately $2.9 billion, or approximately $106 per barrel.

Canada

        In Canada, provincial governments regulate the production, marketing, distribution, sale and pricing of beer and impose commodity taxes and license fees in relation to the production and sale of beer. In addition, the federal government regulates the advertising, labeling, quality control, and international trade of beer, and also imposes commodity taxes, consumption taxes, excise taxes and in certain instances, custom duties on imported beer. As well, certain bilateral and multilateral treaties entered into by the federal government, provincial governments and certain foreign governments, especially with the government of the United States, affect the Canadian beer industry. While the beer industry in many countries, including the United States, is subject to government regulation, Canadian brewers have historically been subject to comparatively more regulation.

Brazil

        Brazil does not heavily regulate the production and marketing of alcoholic beverages. There are no significant regulations, other than compliance with standards imposed by food and health regulatory agencies. In addition, there are no licensing requirements for points of sale to offer beer. The federal government imposes excise taxes and custom duties on imported beer and state governments regulate taxes on the distribution of goods and services.

Environmental Matters

United States

        We are one of a number of entities named by the Environmental Protection Agency (EPA) as a potentially responsible party (PRP) at the Lowry Superfund site. This landfill is owned by the City and County of Denver (Denver), and is managed by Waste Management of Colorado, Inc. (Waste Management). In 1990, we recorded a pretax charge of $30 million, a portion of which was put into a trust in 1993 as part of a settlement with Denver and Waste Management regarding the then outstanding litigation. Our settlement was based on an assumed cost of $120 million (in 1992 adjusted dollars). It requires us to pay a portion of future costs in excess of that amount.

        Considering uncertainties at the site, including what additional remedial actions may be required by the EPA, new technologies, and what costs are included in the determination of when the

$120 million threshold is reached, the estimate of our liability may change as facts further develop. We cannot predict the amount of any such change, but additional accruals could be required in the future.

        We are aware of groundwater contamination at some of our properties in Colorado resulting from historical, ongoing or nearby activities. There may also be other contamination of which we are currently unaware.

        From time to time, we have been notified that we are or may be a PRP under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws for the cleanup of other sites where hazardous substances have allegedly been released into the environment. While we cannot predict our eventual aggregate cost for the environmental and related matters in which we may be or are currently involved, we believe that any payments, if required, for these matters would be made over a period of time in amounts that would not be material in any one year to our operating results, cash flows or our financial or competitive position. We believe adequate reserves have been provided for losses that are probable and estimable.

Europe

        We are subject to the requirements of government and local environmental and occupational health and safety laws and regulations. Compliance with these laws and regulations did not materially affect our 2004 capital expenditures, earnings or competitive position, and we do not anticipate that they will do so in 2005.

Canada

        Our Canadian brewing operations are subject to provincial environmental regulations and local permit requirements. Each of our Canadian breweries other than the St. John's brewery has water treatment facilities. We have comprehensive environmental programs in Canada including organization, monitoring and verification, regulatory compliance, reporting, education and training, and corrective action.

        Molson Coors remains responsible for sites relating to discontinued operations of its chemical specialties business sold in 1996, which require environmental remediation programs and these programs are either under way or are planned. Most of these sites relate to properties associated with previously owned business of chemicals and we have established provisions for the costs of these remediation programs.

Brazil

        Our Brazilian brewing operations are subject to federal, state and municipal environmental regulations regarding, among other things, air emissions, water discharges and waste handling and disposal. Each of our Brazilian breweries has water treatment facilities. We have comprehensive environmental programs in Brazil including organization, monitoring and verification, regulatory compliance, reporting, education and training, and corrective action.

Employees and Employee Relations

United States

        We have approximately 5,400 employees in our United States business. Memphis hourly employees, who constitute about 5% of our United States work force, are represented by the Teamsters union; and a small number of other employees are represented by other unions. The Memphis union contract expires in 2005. We are currently negotiating the terms of the new contract, which will include provisions impacted by our recently announced plans to close the Memphis facility. We believe that relations with our United States employees are good.

Europe

        We have approximately 3,000 employees in our Europe business. Approximately 27% of this total workforce is represented by trade unions, primarily at our Burton-on-Trent and Tadcaster breweries. Separate negotiated agreements are in place with the Transport and General Workers Union at the Tadcaster Brewery and the Burton-on-Trent Brewery. The agreements do not have expiration dates, and negotiations are conducted annually. We believe that relations with our Europe employees are good.

Canada

        Molson has approximately 3,100 full-time employees in Canada. Workplace change initiatives are continuing and as a result, joint union and management steering committees established in most breweries are focusing on customer service, quality, continuous improvement, employee training and a growing degree of employee involvement in all areas of brewery operations.

Brazil

        Kaiser has approximately 3,200 employees in Brazil. A collective bargaining agreement is signed between Kaiser and the employees' trade union for one-year periods in each of the plants. Collective agreements in place exceed the requirements established by law.

(d)   Financial Information About Foreign and Domestic Operations and Export Sales

        See Item 8, Financial Statements and Supplementary Data, for discussion of sales, operating income and identifiable assets attributable to our country of domicile, the United States, and all foreign countries.

(e)   Available Information

        Our internet website is http://molsoncoors.com/sec/index.html. Through a direct link to our reports at the SEC's website at http://www.sec.gov, we make available, free of charge on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

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  Exhibit 99.4